Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: November 6, 2019
El Paso Electric Announces Third Quarter 2019 Financial Results
Overview
Generally Accepted Accounting Principles ("GAAP") Financial Measures

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For the third quarter of 2019, El Paso Electric Company ("EE" or the "Company") reported net income of $77.9 million, or $1.91 basic and diluted earnings per share. In the third quarter of 2018, EE reported net income of $73.3 million, or $1.80 basic and $1.79 diluted earnings per share.

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For the nine months ended September 30, 2019, EE reported net income of $110.1 million, or $2.70 basic and diluted earnings per share. Net income for the nine months ended September 30, 2018, was $99.6 million, or $2.45 basic and $2.44 diluted earnings per share.

Non-GAAP Financial Measures

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For the third quarter of 2019, EE reported adjusted net income of $74.5 million, or $1.83 adjusted basic earnings per share. In the third quarter of 2018, EE reported adjusted net income of $66.0 million, or $1.62 adjusted basic earnings per share.

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For the nine months ended September 30, 2019, EE reported adjusted net income of $89.8 million, or $2.20 adjusted basic earnings per share. In the nine months ended September 30, 2018, EE reported adjusted net income of $91.9 million, or $2.26 adjusted basic earnings per share.

Adjusted net income and adjusted basic earnings per share, both non-GAAP financial measures, exclude the impact of changes in the fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities in the Company's Palo Verde nuclear decommissioning trust funds ("NDT"). Refer to "Use of Non-GAAP Financial Measures" beginning on page 5 of this news release for a reconciliation of adjusted net income and adjusted basic earnings per share (non-GAAP financial measures) to Net income and Basic earnings per share, the most directly comparable GAAP financial measures, respectively.

“During the quarter, our region experienced hotter than normal summer weather with retail sales growing by 5% over last year’s third quarter resulting in reaching two native peak records and setting a new record for the most sales in any quarter,” said Adrian J. Rodriguez, Interim Chief Executive Officer. “On September 19, 2019, at a special meeting of our shareholders, the merger agreement between affiliates of the Infrastructure Investments Fund and our Company was approved by our shareholders, allowing us to continue the regulatory approval process required to complete the merger."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below are presented on a GAAP basis and indicate the major factors affecting net income during the three months and nine months ended September 30, 2019, relative to net income during the three months and nine months ended September 30, 2018 (in thousands except Basic EPS data):

	Three Months Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
September 30, 2018		$73,271	$1.80		$99,600	$2.45
Change in:
Retail non-fuel base revenues	13,828	10,923	0.27	2,555	2,018	0.05
O&M expenses at fossil-fuel generating plants	1,594	1,259	0.03	5,129	4,052	0.10
Investment and interest income, NDT	(4,859)	(3,878)	(0.10)	15,953	12,730	0.30
Strategic transaction costs	(3,798)	(3,453)	(0.08)	(9,473)	(7,937)	(0.19)
Other		(242)	(0.01)		(368)	(0.01)
September 30, 2019		$77,880	$1.91		$110,095	$2.70
Third Quarter of 2019
Net income for the three months ended September 30, 2019, when compared to the three months ended September 30, 2018, was positively affected by (presented on a pre-tax basis):

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Increased retail non-fuel base revenues primarily due to increased revenues from (i) residential customers of $11.3 million caused by a 10.1% increase in kilowatt-hour ("kWh") sales, (ii) small commercial and industrial customers of $1.5 million caused by a 1.9% increase in kWh sales, and (iii) sales to public authorities of $1.3 million caused by a 3.5% increase in kWh sales. The increases in kWh sales primarily resulted from favorable weather and overall customer growth of 1.6% in the three months ended September 30, 2019, compared to the three months ended September 30, 2018. Retail kWh sales grew 5.0% over the three months ended September 30, 2018, which set a record for kWh consumption during any calendar quarter. During the three months ended September 30, 2019, the Company also set a peak demand record. On August 7, 2019, the Company recorded a record peak demand of 1,952 MW. Subsequently, on August 26, 2019, the Company recorded a peak demand of 1,985 MW, which exceeds the previous record established prior to August 2019 by 50 MW, or 2.6%, set on June 22, 2017. Cooling degree days increased 10.5% in the three months ended September 30, 2019, when compared to the three months ended September 30, 2018, and were 16.1% above the 10-year average. Non-fuel base revenues and kWh sales for the three months ended September 30, 2019, are provided by customer class on page 15 of this news release.

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Decreased operations and maintenance ("O&M") expenses related to the Company's fossil-fuel generating plants primarily due to decreased outage costs at Newman Power Station ("Newman") Unit 2 and decreased maintenance costs at Newman.

Net income for the three months ended September 30, 2019, when compared to the three months ended September 30, 2018, was negatively affected by (presented on a pre-tax basis):

•	Decreased investment and interest income, NDT primarily due to net realized and unrealized gains of $4.2 million for the three months ended September 30, 2019, compared to net realized and unrealized

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

gains of $9.1 million for the three months ended September 30, 2018, on securities held in the NDT. Refer to "Use of Non-GAAP Financial Measures" for further details.

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Increased strategic transaction costs of $3.8 million incurred in connection with the proposed merger between the Company and an affiliate of the Infrastructure Investments Fund, an investment vehicle advised by J.P. Morgan Investment Management Inc. ("IIF"). Refer to "Agreement and Plan of Merger" below for further details.

First Nine Months of 2019

Net income for the nine months ended September 30, 2019, when compared to the nine months ended September 30, 2018, was positively affected by (presented on a pre-tax basis):

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Increased investment and interest income, NDT primarily due to net realized and unrealized gains of $25.4 million for the nine months ended September 30, 2019, compared to net realized and unrealized gains of $9.7 million for the nine months ended September 30, 2018, on securities held in the NDT. This increase primarily relates to higher levels of market returns experienced in both the international and domestic equity markets during the nine months ended September 30, 2019, when compared to the nine months ended September 30, 2018. Refer to "Use of Non-GAAP Financial Measures" for further details.

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Decreased O&M expenses related to the Company's fossil-fuel generating plants primarily due to decreased outage costs at Newman Units 1 & 2 and Rio Grande Power Station Unit 8, and decreased maintenance costs at Newman. These decreases were partially offset by increased outage costs at Newman Unit 4 and increased maintenance costs at Montana Power Station.

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Increased retail non-fuel base revenues primarily due to a $3.8 million increase related to the 1% increase in the City of El Paso franchise fee on gross revenues for services within the City of El Paso applicable to customer billings issued on or after October 1, 2018. Overall, kWh sales for the nine months ended September 30, 2019, declined 0.7% primarily due to milder weather in the second quarter of 2019, which was substantially offset by record sales in the third quarter of 2019 due to favorable weather and overall customer growth of 1.6%. Non-fuel base revenues and kWh sales for the nine months ended September 30, 2019, are provided by customer class on page 17 of this news release.

Net income for the nine months ended September 30, 2019, when compared to the nine months ended September 30, 2018, was negatively affected by (presented on a pre-tax basis):

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Increased strategic transaction costs of $9.5 million incurred in connection with the proposed merger between the Company and an affiliate of IIF. Refer to "Agreement and Plan of Merger" below for further details.

Agreement and Plan of Merger

On June 1, 2019, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Sun Jupiter Holdings LLC, a Delaware limited liability company ("Parent"), and Sun Merger Sub Inc., a Texas corporation and wholly owned subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of IIF.

On and subject to the terms and conditions set forth in the Merger Agreement, upon the closing of the Merger, each share of common stock of the Company shall be cancelled and converted into the right to receive $68.25 in cash, without interest (the "Merger Consideration").

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Consummation of the Merger is subject to various conditions, including: (1) approval of the shareholders of the Company, (2) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (3) receipt of all required regulatory and statutory approvals without the imposition of a Burdensome Condition, (4) absence of any law or order prohibiting the consummation of the Merger and (5) other customary closing conditions, including (a) subject to materiality qualifiers, the accuracy of each party's representations and warranties, (b) each party's compliance in all material respects with its obligations and covenants under the Merger Agreement and (c) the absence of a material adverse effect with respect to the Company.

The Merger Agreement contains certain termination rights for both the Company and Parent, including if the Merger is not consummated by June 1, 2020 (subject to extension for an additional three months if all of the conditions to closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for each of the Company and Parent, and provides that, upon termination of the Merger Agreement under certain specified circumstances, Parent would be required to pay a termination fee of $170 million to the Company, and under other specified circumstances, the Company would be required to pay Parent a termination fee of $85 million.

On August 2, 2019, the Company filed a definitive proxy statement with the SEC in connection with the Merger.

On August 13, 2019, the Company, Parent and IIF US Holdings 2 LP, an affiliate of IIF, as applicable, filed (1) the joint report and application for regulatory approvals with the Public Utility Commission of Texas ("PUCT") requesting approval of the Merger pursuant to the Texas Public Utility Regulatory Act, (2) the joint application for regulatory approvals with the New Mexico Public Regulation Commission ("NMPRC") requesting approval of the Merger pursuant to the New Mexico Public Utility Act and NMPRC Rule 450, (3) the joint application requesting approval of the Merger with the Federal Energy Regulatory Commission ("FERC") under Section 203 of the Federal Power Act and (4) the joint application for regulatory approval for the indirect transfer of the Company's Nuclear Regulatory Commission ("NRC") licenses to Parent from the NRC under the Atomic Energy Act of 1954. In addition, on August 13, 2019, the Company and Parent sought the authorization of the Federal Communications Commission ("FCC") to assign or transfer control of the Company's FCC licenses.

On August 16, 2019, the Company and Parent filed the notification and report form with the Antitrust Division of the Department of Justice and the Federal Trade Commission ("FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), as amended, and the rules and regulations promulgated thereunder. On September 3, 2019, the Company and Parent received notice from the FTC granting early termination of the waiting period under the HSR Act.

Under the Merger Agreement, the consent to the Merger by the City of El Paso under its franchise agreement with the Company is a condition to the closing of the Merger. Under the franchise agreement, if the City of El Paso does not grant its consent to the Merger, the franchise agreement would terminate upon the closing of the Merger. On September 20, 2019, the Company submitted the franchise agreement assignment application to the City of El Paso.

At a special meeting of the Company's shareholders held on September 19, 2019, the Company's shareholders approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger.

Subject to receipt of remaining approvals and satisfaction of the other closing conditions, the Company anticipates that the closing of the Merger will occur in the first half of 2020.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

For more information regarding the terms of the Merger, including a copy of the Merger Agreement, see the Company's Current Report on Form 8-K filed with the SEC on June 3, 2019 and its definitive proxy statement relating to the special meeting of shareholders filed with the U.S. Securities and Exchange Commission (the "SEC") on August 2, 2019.

Regulatory Matters
Texas Regulatory Matters
Transmission Cost Recovery Factor. On January 25, 2019, the Company filed an application with the PUCT to establish its Transmission Cost Recovery Factor ("TCRF"), which was assigned PUCT Docket No. 49148 (the "2019 TCRF rate filing"). The 2019 TCRF rate filing is designed to recover a requested $8.2 million of Texas jurisdictional transmission revenue requirement that is not currently being recovered in the Company’s Texas base rates for transmission-related investments placed in service from October 1, 2016, through September 30, 2018, net of retirements. Pursuant to the procedural order issued on February 20, 2019, the Company's TCRF rate was approved on an interim basis effective July 30, 2019, subject to any refund or surcharge to the extent the PUCT's final order establishes a TCRF rate that differs from the interim rate. On September 12, 2019, the Company filed an unopposed Settlement Agreement and proposed order for a TCRF revenue requirement of $7.5 million with a provision for recovery of revenue relating-back to the interim effective date of July 30, 2019. Such relate back revenue through September 30, 2019, is expected to approximate $1.4 million. The ALJ remanded the proceeding to the PUCT for consideration of a final order. The Company cannot predict the outcome of this pending matter at this time.

Distribution Cost Recovery Factor. On March 28, 2019, the Company filed an application with the PUCT and each of its Texas municipalities to establish its Distribution Cost Recovery Factor ("DCRF"), which was assigned PUCT Docket No. 49395 (the "2019 DCRF rate filing"). The 2019 DCRF rate filing is designed to recover a requested $7.9 million of Texas jurisdictional distribution revenue requirement that is not currently being recovered in the Company's Texas base rates for distribution-related investments placed in service from October 1, 2016, through December 31, 2018, net of retirements. On August 13, 2019, the Company filed an unopposed Settlement Agreement and proposed order which resolved all issues in the proceeding and approved a DCRF revenue requirement of $7.8 million. On September 27, 2019, the PUCT issued a final order reflecting the Settlement Agreement, and the Company's DCRF rates became effective in billings beginning October 1, 2019.

New Mexico Regulatory Matters
The Company was required to file its next New Mexico base rate case no later than July 31, 2019. On July 10, 2019, the NMPRC issued an order approving a joint request by the Company, NMPRC Staff, and the New Mexico Attorney General to delay filing of the Company's next base rate case until after the conclusion of a proceeding addressing the Merger. The NMPRC order requires the Company to file its next rate case application within three months of the conclusion of the proceeding addressing the Merger in New Mexico. The Company cannot predict the outcome of this filing at this time.
Use of Non-GAAP Financial Measures
As required by ASU 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities, changes in the fair value of equity securities are recognized in the Company's Statements of Operations. This standard added the potential for significant volatility to the Company's reported results of operations as changes in the fair value of equity securities may occur. Furthermore, the equity investments included in the NDT are significant and are expected to increase significantly during the remaining life (estimated to be 26 to 29 years) of the Palo Verde Generating Station ("Palo Verde"). Accordingly, the Company has provided the following non-GAAP financial measures to exclude the impact of changes in fair value of equity securities

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

and realized gains (losses) from the sale of both equity and fixed income securities. Reconciliations of both non-GAAP financial measures to the most directly comparable financial information presented in accordance with GAAP are presented in the table below. Non-GAAP adjusted net income is reconciled to GAAP net income, and non-GAAP adjusted basic earnings per share is reconciled to GAAP basic earnings per share.

	Three Months Ended
	September 30,
	2019 (a)	2018
	(In thousands except for per share data)
Net income (GAAP)	$77,880	$73,271
Adjusting items before income tax effects
Unrealized gains, net	(874)	(6,528)
Realized gains, net	(3,338)	(2,562)
Total adjustments before income tax effects	(4,212)	(9,090)
Income taxes on above adjustments	842	1,818
Adjusting items, net of income taxes	(3,370)	(7,272)
Adjusted net income (non-GAAP)	$74,510	$65,999

Basic earnings per share (GAAP)	$1.91	$1.80
Adjusted basic earnings per share (non-GAAP)	$1.83	$1.62
(a) Net income (GAAP) and Adjusted net income (non-GAAP) include a pre-tax charge of $3.8 million or $0.08 per share, after-tax, of strategic transaction costs.

	Nine Months Ended
	September 30,
	2019 (a)	2018
	(In thousands except for per share data)
Net income (GAAP)	$110,095	$99,600
Adjusting items before income tax effects
Unrealized gains, net	(22,773)	(3,730)
Realized gains, net	(2,654)	(5,953)
Total adjustments before income tax effects	(25,427)	(9,683)
Income taxes on above adjustments	5,085	1,937
Adjusting items, net of income taxes	(20,342)	(7,746)
Adjusted net income (non-GAAP)	$89,753	$91,854

Basic earnings per share (GAAP)	$2.70	$2.45
Adjusted basic earnings per share (non-GAAP)	$2.20	$2.26
(a) Net income (GAAP) and Adjusted net income (non-GAAP) include a pre-tax charge of $9.5 million or $0.19 per share, after-tax, of strategic transaction costs.
Adjusted net income and adjusted basic earnings per share are not measures of financial performance under GAAP and should not be considered as an alternative to net income and basic earnings per share, respectively. Furthermore, the Company's presentation of any non-GAAP financial measure may not be comparable to similarly

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

titled measures used by other companies. The Company believes adjusted net income and adjusted basic earnings per share are useful financial measures for investors and analysts in understanding the Company's core operating performance because each measure removes the effects of variances reported in the Company's results of operations that are not indicative of fundamental changes in the earnings capacity of the Company. Non-GAAP financial information should be read together with, and is not an alternative or substitute for, the Company's financial results reported in accordance with GAAP.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Capital and Liquidity
At September 30, 2019, our capital structure, including common stock equity, long-term debt, and short-term borrowings under our revolving credit facility ("RCF"), consisted of 45.3% common stock equity and 54.7% debt. As of September 30, 2019, we had a balance of $15.6 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, available borrowings under the RCF and, if necessary, debt issuances in the capital markets or, after the closing of the Merger, an equity commitment from the Parent to meet all of our anticipated cash requirements for working capital and construction programs during the next twelve months. Prior to closing the Merger, the Company can incur additional indebtedness up to $200 million (excluding borrowings up to the existing borrowing capacity of the RCF), without written consent from the Parent; however, we cannot issue shares of common stock without the prior written consent of Parent. As discussed below, we have the necessary regulatory approvals to issue long-term debt and equity in the capital markets.
Cash flows from operations for the nine months ended September 30, 2019, were $191.0 million, compared to $221.5 million for the nine months ended September 30, 2018. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the nine months ended September 30, 2019, we had fuel over-recoveries of $3.3 million compared to over-recoveries of fuel costs of $3.7 million during the nine months ended September 30, 2018. At September 30, 2019, we had a net fuel over-recovery balance of $14.4 million, including over-recoveries of $14.1 million in our Texas, $0.2 million in our New Mexico and $0.1 million in our FERC jurisdictions. On April 29, 2019, the Company filed a petition with the PUCT, which was assigned PUCT Docket No. 49482, requesting authority to implement, beginning on June 1, 2019, a four-month, interim fuel refund of $19.4 million in fuel cost over-recoveries, including interest, for the period from April 2016 through March 2019. On May 30, 2019, the Company's fuel refund credit was approved on an interim basis. The Company implemented the fuel refund in customer bills on June 1, 2019. On September 27, 2019, the PUCT issued a final order approving the fuel refund credits. The fuel refund was completed on September 30, 2019, with a total fuel refund of $20.1 million, including interest, returned to Texas customers. On September 13, 2019, the Company filed a request with the PUCT, which was assigned PUCT Docket No. 49960, to decrease our Texas fixed fuel factor by approximately 12.2% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. On September 25, 2019, our fixed fuel factor was approved by the PUCT on an interim basis effective for the first billing cycle of the October 2019 billing month. The Texas fixed fuel factor was determined to be final on October 15, 2019, and will continue until changed by the PUCT.
During the nine months ended September 30, 2019, our primary capital requirements were related to the construction and purchase of electric utility plant, payment of common stock dividends and purchases of nuclear fuel. Capital expenditures for new electric utility plant were $160.0 million in the nine months ended September 30, 2019, compared to $171.4 million in the nine months ended September 30, 2018. Capital expenditures for 2019 are expected to be approximately $244 million. Capital requirements for purchases of nuclear fuel were $19.2 million in the nine months ended September 30, 2019, compared to $28.8 million in the nine months ended September 30, 2018.
On September 30, 2019, we paid a quarterly cash dividend of $0.385 per share, or $15.7 million, to shareholders of record as of the close of business on September 16, 2019. We paid a total of $46.0 million in cash dividends during the nine months ended September 30, 2019. On October 17, 2019, the Board of Directors declared a quarterly cash dividend of $0.385 per share, payable in cash on December 27, 2019, to shareholders of record as of the close of business on December 13, 2019. At the current dividend rate, we expect to pay cash dividends of approximately $61.7 million during 2019. Under the Merger Agreement, the Company may not declare or pay dividends or distributions on shares of common stock in an amount in excess of $0.385 per share for quarterly dividends declared before June 1, 2020, and $0.41 per share for quarterly dividends declared on or after June 1,

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

2020. Shareholders will continue to be entitled to receive any quarterly cash dividends, including a "stub period" dividend with respect to the period between the last quarterly dividend paid by the Company and the closing of the Merger.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. The following summary describes the major impacts of the federal legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the "TCJA") on our liquidity.
The TCJA discontinued bonus depreciation for regulated utilities, which reduced tax deductions previously available to us beginning in 2018. The decrease in tax deductions results in the utilization of our net operating loss carryforwards (“NOL carryforwards”) and other carryforwards approximately one year earlier than previously anticipated and is expected to result in higher income tax payments beginning in 2020, after the full utilization of NOL and other carryforwards. However, due to the lower federal corporate income tax rate enacted by the TCJA, our future federal corporate income tax payments will be made at the reduced rate of 21%. Due to NOL carryforwards, minimal tax payments are expected for 2019, which are mostly related to state income taxes.
The effect of the TCJA on our rates is beneficial to our customers. Following the enactment of the TCJA and the reduction of the federal corporate income tax rate, revenues collected from our customers in 2018 were reduced by $28.2 million, which negatively impacted our cash flows. A comparable amount is expected during 2019.
We received approval from the NMPRC on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the Rio Grande Resources Trust (the "RGRT") to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We received additional approval from the NMPRC on October 4, 2017, to amend and extend the RCF, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds ("PCBs") and the $37.1 million 2009 Series B 7.25% PCBs. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes its prior approval. We received approval from the FERC on October 31, 2017, to issue up to $350.0 million in long-term debt, to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT, and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date, and to redeem, refinance and/or replace the 2009 Series A 7.25% PCBs and 2009 Series B 7.25% PCBs with debt of equal face value. The authorization approved by the FERC was effective from November 15, 2017 through November 14, 2019, and superseded its prior approvals. On March 27, 2019, the NMPRC issued a final order approving the Company's request to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions. On April 18, 2019, the Company received approval from the FERC to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions; to utilize the existing RCF for short-term borrowings not to exceed $400.0 million at any one time; to issue up to $225.0 million in new long-term debt; and to remarket the $63.5 million Series A 7.25% PCBs and the $37.1 million Series B 7.25% PCBs in the form of replacement bonds or senior notes of equivalent value, not to exceed $100.6 million. The authorization approved by the FERC is effective from April 18, 2019 through April 18, 2021, and supersedes its prior approvals.
Under these authorizations, on June 28, 2018, the Company issued $125.0 million in aggregate principal amount of 4.22% Senior Notes due August 15, 2028, and guaranteed the issuance by the RGRT of $65.0 million in aggregate principal amount of 4.07% Senior Guaranteed Notes due August 15, 2025. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF, which included borrowings made for working capital, general corporate purposes and the purchase of nuclear fuel. Also, under these authorizations, on September 13, 2018, the Company and RGRT entered into a third amended and restated credit agreement where we have available a $350.0 million RCF with a term ending on September 13, 2023. We may increase the RCF by up to $50.0 million (to a total of $400.0 million) during the term of the RCF, upon the

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

satisfaction of certain conditions more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In addition, we may extend the maturity date of the RCF up to two times, in each case for an additional one-year period upon the satisfaction of certain conditions. On February 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series A 7.25% PCBs utilizing funds borrowed under the RCF. On April 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series B 7.25% PCBs utilizing funds borrowed under the RCF. On May 22, 2019, the Company reoffered and sold $63.5 million aggregate principal amount of 2009 Series A 7.25% PCBs and $37.1 million aggregate principal amount of 2009 Series B 7.25% PCBs with a fixed interest rate of 3.60% per annum until the bonds mature on February 1, 2040 and April 1, 2040, respectively. The bonds are subject to optional redemption at a redemption price of par on or after June 1, 2029. Proceeds from the remarketing of the bonds were primarily used to repay outstanding short-term borrowings under the RCF.
The Merger would constitute a "Change in Control" under the RCF and the consummation of the Merger would result in an event of default under the RCF. On and subject to the terms and conditions of the Merger Agreement, the Company requested that the lenders under the RCF consent to the Merger and waive any default or event of default that would occur as a result of the Merger. On August 9, 2019, the lenders agreed to such consent and waiver.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $132.8 million at September 30, 2019, of which $22.8 million had been borrowed under the RCF, and $110.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $129.4 million as of September 30, 2018, of which $19.4 million had been borrowed under the RCF and $110.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At September 30, 2019, $77.0 million was outstanding under the RCF for working capital and general corporate purposes. At September 30, 2018, no borrowings were outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at September 30, 2019, were $99.8 million with an additional $250.0 million available to borrow.
2019 Earnings Guidance
In light of the proposed Merger, the Company will no longer provide guidance nor is it affirming past guidance.
Safe Harbor

This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed Merger, regulatory approvals, the expected timetable for completing the proposed Merger and for obtaining such regulatory approvals; statements regarding the impact of the TCJA; statements regarding current regulatory filings and anticipated regulatory filings; statements regarding expected capital expenditures; statements regarding expected dividends; and statements regarding the adequacy of our liquidity to meet cash requirements. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the timing to consummate the proposed Merger; satisfaction of the conditions to closing of the proposed Merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed Merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on Merger-related issues.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the SEC, and include, but is not limited to: (i) the impact of the TCJA and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico, and at the FERC; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of our construction program, the receipt of necessary permits and approvals and our ability to complete construction on budget and on time; (ix) potential delays in our construction and resource contracting schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) decisions and actions of EE's regulators and the resulting impact on EE's cost of capital, sales and profitability; (xii) deregulation and competition in the electric utility industry; (xiii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiv) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xv) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xvi) actions by credit rating agencies; (xvii) possible physical or cyber-attacks, intrusions or other catastrophic events; (xviii) a U.S. Government shutdown and the resulting impact on EE's sales and profitability; and (xix) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Three Months Ended September 30, 2019 and 2018
(In thousands except for per share data)
(Unaudited)

	2019	2018	Variance

Operating revenues	$294,453	$300,271	$(5,818)
Operating expenses:
Fuel and purchased power	50,583	71,086	(20,503)
Operations and maintenance	82,186	83,355	(1,169)
Depreciation and amortization	25,704	24,169	1,535
Taxes other than income taxes	21,953	21,728	225
	180,426	200,338	(19,912)
Operating income	114,027	99,933	14,094
Other income (deductions):
Allowance for equity funds used during construction	481	824	(343)
Investment and interest income, net	11,904	16,815	(4,911)
Miscellaneous non-operating income	3,150	3,037	113
Strategic transaction costs	(3,798)	—	(3,798)
Miscellaneous non-operating deductions	(2,930)	(3,263)	333
	8,807	17,413	(8,606)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,772	19,603	(831)
Other interest	5,314	4,127	1,187
Capitalized interest	(1,435)	(1,488)	53
Allowance for borrowed funds used during construction	(986)	(881)	(105)
	21,665	21,361	304
Income before income taxes	101,169	95,985	5,184
Income tax expense	23,289	22,714	575
Net income	$77,880	$73,271	$4,609

Basic earnings per share	$1.91	$1.80	$0.11

Diluted earnings per share	$1.91	$1.79	$0.12

Dividends declared per share of common stock	$0.385	$0.360	$0.025
Weighted average number of shares outstanding	40,617	40,535	82
Weighted average number of shares and dilutive
potential shares outstanding	40,680	40,697	(17)

El Paso Electric Company
Statements of Operations
Nine Months Ended September 30, 2019 and 2018
(In thousands except for per share data)
(Unaudited)

	2019	2018	Variance

Operating revenues	$671,891	$712,780	$(40,889)
Operating expenses:
Fuel and purchased power	131,015	176,737	(45,722)
Operations and maintenance	243,907	252,370	(8,463)
Depreciation and amortization	76,050	71,941	4,109
Taxes other than income taxes	56,245	54,616	1,629
	507,217	555,664	(48,447)
Operating income	164,674	157,116	7,558
Other income (deductions):
Allowance for equity funds used during construction	1,996	2,462	(466)
Investment and interest income, net	48,625	33,042	15,583
Miscellaneous non-operating income	9,288	9,245	43
Strategic transaction costs	(9,473)	—	(9,473)
Miscellaneous non-operating deductions	(7,615)	(8,775)	1,160
	42,821	35,974	6,847
Interest charges (credits):
Interest on long-term debt and revolving credit facility	56,024	55,785	239
Other interest	16,357	13,896	2,461
Capitalized interest	(4,424)	(4,067)	(357)
Allowance for borrowed funds used during construction	(3,020)	(2,551)	(469)
	64,937	63,063	1,874
Income before income taxes	142,558	130,027	12,531
Income tax expense	32,463	30,427	2,036
Net income	$110,095	$99,600	$10,495

Basic earnings per share	$2.70	$2.45	$0.25

Diluted earnings per share	$2.70	$2.44	$0.26

Dividends declared per share of common stock	$1.130	$1.055	$0.075
Weighted average number of shares outstanding	40,601	40,515	86
Weighted average number of shares and dilutive
potential shares outstanding	40,680	40,644	36

El Paso Electric Company
Cash Flow Summary
Nine Months Ended September 30, 2019 and 2018
(In thousands and Unaudited)

	2019	2018
Cash flows from operating activities:
Net Income	$110,095	$99,600
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	76,050	71,941
Amortization of nuclear fuel	30,933	29,822
Deferred income taxes, net	25,071	24,369
Net gains on decommissioning trust funds	(25,427)	(9,683)
Other	10,836	12,996
Change in:
Accounts receivable	(34,897)	(33,958)
Accounts payable	1,355	4,920
Net over-collection of fuel revenues	3,327	3,680
Other current liabilities	(217)	9,185
Other	(6,122)	8,606
Net cash provided by operating activities	191,004	221,478

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(159,992)	(171,433)
Cash additions to nuclear fuel	(19,224)	(28,769)
Decommissioning trust funds	(5,568)	(4,282)
Other	(6,195)	2,372
Net cash used for investing activities	(190,979)	(202,112)

Cash flows from financing activities:
Dividends paid	(46,035)	(42,898)
Borrowings (repayments) under the revolving credit facility, net	50,619	(154,171)
Proceeds from issuance of pollution control bonds	100,600	—
Payments on purchase of pollution control bonds	(100,600)	—
Proceeds from issuance of senior notes	—	125,000
Proceeds from issuance of RGRT senior notes	—	65,000
Other	(1,912)	(3,322)
Net cash provided by (used for) financing activities	2,672	(10,391)

Net increase in cash and cash equivalents	2,697	8,975

Cash and cash equivalents at beginning of period	12,900	6,990

Cash and cash equivalents at end of period	$15,597	$15,965

El Paso Electric Company
Three Months Ended September 30, 2019 and 2018
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2019	2018	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,166,364	1,059,193	107,171	10.1%
	Commercial and industrial, small	742,939	729,414	13,525	1.9%
	Commercial and industrial, large	249,257	262,052	(12,795)	(4.9)%
	Sales to public authorities	463,091	447,280	15,811	3.5%
	Total retail sales	2,621,651	2,497,939	123,712	5.0%
	Wholesale:
	Sales for resale - full requirement customer	22,496	19,099	3,397	17.8%
	Off-system sales	618,745	628,669	(9,924)	(1.6)%
	Total wholesale sales	641,241	647,768	(6,527)	(1.0)%
	Total kWh sales	3,262,892	3,145,707	117,185	3.7%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$118,290	$106,961	$11,329	10.6%
	Commercial and industrial, small	67,019	65,540	1,479	2.3%
	Commercial and industrial, large	11,108	11,385	(277)	(2.4)%
	Sales to public authorities	33,167	31,870	1,297	4.1%
	Total retail non-fuel base revenues (a) (b)	229,584	215,756	13,828	6.4%
	Wholesale:
	Sales for resale - full requirement customer	1,050	904	146	16.2%
	Total non-fuel base revenues	230,634	216,660	13,974	6.4%
	Fuel revenues:
	Recovered from customers during the period	39,894	49,676	(9,782)	(19.7)%
	Over collection of fuel	(5,170)	(3,245)	(1,925)	(59.3)%
	Total fuel revenues (c)	34,724	46,431	(11,707)	(25.2)%
	Off-system sales (d) (e)	17,603	27,014	(9,411)	(34.8)%
	Wheeling revenues (f)	5,883	5,145	738	14.3%
	Energy efficiency cost recovery	2,326	2,077	249	12.0%
	Miscellaneous (f)	1,988	2,042	(54)	(2.6)%
	Total revenues from customers	293,158	299,369	(6,211)	(2.1)%
	Other (f) (g)	1,295	902	393	43.6%
	Total operating revenues	$294,453	$300,271	$(5,818)	(1.9)%

(a)	2019 and 2018 include $10.4 million and $10.8 million, respectively, base rate decreases related to the reduction in federal statutory income tax rate enacted under the TCJA.
(b)
2019 includes $1.8 million related to the 1% increase in the City of El Paso franchise fee on gross revenues for services within the City of El Paso applicable to customer billings issued on or after October 1, 2018.

(c)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $1.4 million and $2.0 million in 2019 and 2018, respectively.
(d)	Off-system sales decreased primarily due to a decrease in available power as a result of an increase in retail sales, and lower average market prices for power in August 2019.
(e)	Includes retained margins of $0.6 million and $0.7 million in 2019 and 2018, respectively.
(f)	Represents revenue with no related kWh sales.
(g)	Includes an energy efficiency bonus of $0.4 million in 2019.

El Paso Electric Company
Three Months Ended September 30, 2019 and 2018
Other Statistical Data

			Increase (Decrease)
	2019	2018	Amount	Percentage

Average number of retail customers: (a)
Residential	381,283	375,410	5,873	1.6%
Commercial and industrial, small	42,856	42,508	348	0.8%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,248	5,770	478	8.3%
Total	430,435	423,736	6,699	1.6%

Number of retail customers (end of period): (a)
Residential	382,076	376,040	6,036	1.6%
Commercial and industrial, small	42,970	42,428	542	1.3%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,253	5,928	325	5.5%
Total	431,347	424,444	6,903	1.6%

Weather statistics: (b)			10-Yr Average
Cooling degree days	1,880	1,702	1,619
Heating degree days	—	—	1

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2019	2018	Amount	Percentage

Palo Verde	1,351,569	1,357,125	(5,556)	(0.4)%
Gas plants	1,734,695	1,618,553	116,142	7.2%
Total generation	3,086,264	2,975,678	110,586	3.7%
Purchased power:
Photovoltaic	78,924	75,129	3,795	5.1%
Other	288,160	277,877	10,283	3.7%
Total purchased power	367,084	353,006	14,078	4.0%
Total available energy	3,453,348	3,328,684	124,664	3.7%
Line losses and Company use	190,456	182,977	7,479	4.1%
Total kWh sold	3,262,892	3,145,707	117,185	3.7%

Palo Verde O&M expenses (c)	$20,713	$20,277	$436

Palo Verde capacity factor	98.4%	97.3%	1.1%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Nine Months Ended September 30, 2019 and 2018
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2019	2018	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,415,525	2,402,400	13,125	0.5%
	Commercial and industrial, small	1,860,790	1,886,552	(25,762)	(1.4)%
	Commercial and industrial, large	773,170	792,845	(19,675)	(2.5)%
	Sales to public authorities	1,198,536	1,209,961	(11,425)	(0.9)%
	Total retail sales	6,248,021	6,291,758	(43,737)	(0.7)%
	Wholesale:
	Sales for resale - full requirement customer	52,576	49,395	3,181	6.4%
	Off-system sales	2,183,752	1,918,672	265,080	13.8%
	Total wholesale sales	2,236,328	1,968,067	268,261	13.6%
	Total kWh sales	8,484,349	8,259,825	224,524	2.7%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$243,371	$240,430	$2,941	1.2%
	Commercial and industrial, small	154,382	155,104	(722)	(0.5)%
	Commercial and industrial, large	27,197	27,391	(194)	(0.7)%
	Sales to public authorities	76,572	76,042	530	0.7%
	Total retail non-fuel base revenues (a) (b)	501,522	498,967	2,555	0.5%
	Wholesale:
	Sales for resale - full requirement customer	2,459	2,247	212	9.4%
	Total non-fuel base revenues	503,981	501,214	2,767	0.6%
	Fuel revenues:
	Recovered from customers during the period	94,415	127,348	(32,933)	(25.9)%
	Over collection of fuel (c)	(23,200)	(3,611)	(19,589)	—
	Total fuel revenues (d) (e)	71,215	123,737	(52,522)	(42.4)%
	Off-system sales (e) (f)	65,026	59,791	5,235	8.8%
	Wheeling revenues (g)	16,739	13,578	3,161	23.3%
	Energy efficiency cost recovery	6,164	5,877	287	4.9%
	Miscellaneous (g)	6,304	6,313	(9)	(0.1)%
	Total revenues from customers	669,429	710,510	(41,081)	(5.8)%
	Other (g) (h)	2,462	2,270	192	8.5%
	Total operating revenues	$671,891	$712,780	$(40,889)	(5.7)%

(a)	2019 and 2018 include $22.8 million and $22.6 million, respectively, base rate decreases related to the reduction in federal statutory income tax rate enacted under the TCJA.
(b)
2019 includes $3.8 million related to the 1% increase in the City of El Paso franchise fee on gross revenues for services within the City of El Paso applicable to customer billings issued on or after October 1, 2018.

(c)
2019 and 2018 include the portion of the U.S. Department of Energy refunds related to spent fuel storage of $1.0 million and $1.1 million, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $4.0 million and $6.0 million in 2019 and 2018, respectively.
(e)	Off-system sales increased due to favorable market conditions. Lower gas costs resulted in increased margins which were credited to customers through the fuel adjustment clause.
(f)	Includes retained margins of $2.0 million and $1.7 million in 2019 and 2018, respectively.
(g)	Represents revenue with no related kWh sales.
(h)	Includes an energy efficiency bonus of $0.4 million in 2019.

El Paso Electric Company
Nine Months Ended September 30, 2019 and 2018
Other Statistical Data

			Increase (Decrease)
	2019	2018	Amount	Percentage

Average number of retail customers: (a)
Residential	379,358	373,377	5,981	1.6%
Commercial and industrial, small	42,542	42,389	153	0.4%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,249	5,648	601	10.6%
Total	428,197	421,462	6,735	1.6%

Number of retail customers (end of period): (a)
Residential	382,076	376,040	6,036	1.6%
Commercial and industrial, small	42,970	42,428	542	1.3%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,253	5,928	325	5.5%
Total	431,347	424,444	6,903	1.6%

Weather statistics: (b)			10-Year Average
Cooling degree days	2,874	3,058	2,739
Heating degree days	1,187	976	1,182

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2019	2018	Amount	Percentage

Palo Verde	3,909,783	3,843,503	66,280	1.7%
Gas plants	3,973,531	3,860,053	113,478	2.9%
Total generation	7,883,314	7,703,556	179,758	2.3%
Purchased power:
Photovoltaic	227,882	225,940	1,942	0.9%
Other	791,526	743,685	47,841	6.4%
Total purchased power	1,019,408	969,625	49,783	5.1%
Total available energy	8,902,722	8,673,181	229,541	2.6%
Line losses and Company use	418,373	413,356	5,017	1.2%
Total kWh sold	8,484,349	8,259,825	224,524	2.7%

Palo Verde O&M expenses (c)	$66,294	$67,429	$(1,135)

Palo Verde capacity factor	95.9%	94.3%	1.6%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At September 30, 2019 and 2018
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2019	2018

Cash and cash equivalents	$15,597	$15,965

Common stock equity	$1,229,249	$1,197,200
Long-term debt	1,340,832	1,385,254
Total capitalization	$2,570,081	$2,582,454

Current maturities of long-term debt	$44,959	$—

Short-term borrowings under the revolving credit facility	$99,826	$19,362

Number of shares outstanding - end of period	40,735,161	40,691,951

Book value per common share	$30.18	$29.42

Common equity ratio (a)	45.3%	46.0%
Debt ratio	54.7%	54.0%

(a)	The capitalization component includes common stock equity, long-term debt, and short-term borrowings under the RCF.